Exhibit 99.1

Pope Resources Reports Second Quarter Loss of $1.1 Million

POULSBO, Wash.--(BUSINESS WIRE)--August 5, 2010--Pope Resources (NASDAQ:POPE) reported a net loss attributable to unitholders of $1.1 million, or $0.25 per diluted ownership unit, on revenue of $8.1 million for the second quarter ended June 30, 2010. Results for the quarter include a $1.2 million loss on early debt extinguishment. This compares to a net loss attributable to unitholders of $693,000, or $0.16 per diluted ownership unit, on revenue of $3.7 million for the comparable period in 2009.

Net loss for the six months ended June 30, 2010 totaled $675,000, or $0.15 per diluted ownership unit, on revenue of $14.1 million. As was the case with the second quarter, results for the first half of 2010 include a $1.2 million loss on early debt extinguishment. Net loss for the corresponding period in 2009 totaled $816,000, or $0.18 per diluted ownership unit, on revenue of $8.6 million.

Cash provided by operations for the quarter ended June 30, 2010 was $277,000, compared to cash used by operations of $1.5 million for the second quarter of 2009. For the six months ended June 30, 2010, cash provided by operations was $1.1 million, compared to cash used by operations of $1.1 million for year-to-date 2009 results. Cash provided by operations in 2010 for both the second quarter and first half of the year included the $1.2 million payment for the aforementioned early debt retirement that was part of a new financing.

“We were very encouraged by the improvement in our operating results for both the second quarter and year-to-date, notwithstanding that the decision to refinance one of our timber mortgages resulted in a net loss for the current quarter and year to date,” said David L. Nunes, President and CEO. “We enjoyed better-than-expected log markets during the first half of the year and capitalized on this by moving harvest volume forward in the year. While the housing market remains very weak, we are fortunate to have been able to restructure our debt and enjoy considerable operational flexibility as evidenced by our significant harvest deferrals over the past few years. This flexibility puts us in a position to be able to take advantage of future short-term log price swings by opportunistically moving log harvest volume into or out of the market, as circumstances dictate. Having said that, three factors combined to overwhelm what was otherwise a positive operating story into disappointing year-to-date results: a $1.2 million payment for the aforementioned early debt retirement, a $713,000 accrual related to a new long-term incentive compensation plan, and a $563,000 accrual for additional environmental remediation costs at Port Gamble, Washington.”

Operating income in the second quarter for Fee Timber increased ten-fold, from $312,000 in 2009 to $3.1 million in 2010. This increase was driven primarily by a 103% increase in our harvest volume, from 7 million board feet (MMBF) in 2009 to 14 MMBF in 2010, amplified by a 53% lift in average realized log price, which increased from $338 per thousand board feet (MBF) in 2009 to $517 per MBF in 2010.

For the first six months of 2010, Fee Timber operating income was more than three times the level of the corresponding period in 2009, increasing from $1.7 million in 2009 to $5.3 million in 2010. This improvement was driven by the combined effect of a 64% increase in harvest volumes, from 16 MMBF in 2009 to 26 MMBF in 2010, and a 16% improvement in average realized log price, which increased from $415 per MBF in 2009 to $483 per MBF in 2010.

The improvement in both second quarter and year-to-date 2010 log prices is a function of inventory restocking throughout the lumber distribution channel that occurred primarily in the first quarter, as well as increased demand from Chinese and Korean log buyers that held steady through the first six months of the year. We responded to these improved market conditions by front-loading more of our planned harvest volume into the first half of the year and intend to continue harvesting more than initially planned for 2010 to take advantage of higher prices. Our harvest volume for the year is expected to be between 46 and 50 MMBF, depending on the strength or weakness of log markets for the balance of the year. While this will constitute a significant increase over the harvest volume for 2009, it will still represent between 17 and 23% less than our sustainable harvest level of 60 MMBF, including the timber funds.

Our Timberland Management & Consulting segment posted an operating loss of $616,000 for the six months ended June 30, 2010, a decline from the $45,000 operating loss for the same period in 2009, primarily due to the termination of the Cascade Timberlands contract in mid-2009. This segment’s revenue-generating activities are focused on management of two private equity timber funds managed by the Partnership’s subsidiary, Olympic Resource Management. However, because these funds are consolidated into the Partnership’s financial statements, fees earned from management activities in this segment are eliminated, with a corresponding reduction to Fee Timber operating expenses. Accordingly, during the first half of 2010 and 2009, fees of $590,000 and $403,000, respectively, were eliminated.

Operating losses for the Real Estate segment increased from $653,000 for the first six months of 2009 to $1.6 million for the first half of 2010, with almost 60%, or $563,000, of the decline in performance attributable to the second quarter increase in our accrual for environmental remediation costs in Port Gamble.

General & Administrative expenses for the first six months of 2010 increased 41% to $2.4 million, compared to $1.7 million in the prior year. This increase in overhead costs was driven primarily by higher professional service fees and incentive compensation accruals. The additional incentive compensation costs resulted from the development of a new long-term compensation plan that required a catch-up accrual for multi-year performance cycles.

As mentioned above, a significant factor contributing to our year-to-date 2010 operating loss was the decision to refinance an $18.6 million timber mortgage one year ahead of its scheduled maturity. This early debt retirement resulted in a charge for debt extinguishment of $1.2 million. The mortgage that was paid off a year early in April 2010 carried a fixed interest rate of 7.63%. In June 2010, the Partnership entered into a new $20.0 million term loan agreement comprised of three tranches of varying maturities with interest-only payments based on a weighted average interest rate of 5.26%. This new term loan agreement also included the financing of the debt extinguishment cost.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 152,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in $000's, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues	$8,089	$3,666	$14,055	$8,645
Costs and expenses:
Cost of sales	(3,825)	(1,882)	(6,431)	(4,080)
Operating expenses	(4,133)	(2,508)	(6,921)	(5,330)
Operating income (loss)	131	(724)	703	(765)
Interest income	27	63	61	132
Interest expense	(321)	(593)	(862)	(1,210)
Debt extinguishment costs	(1,250)	-	(1,250)	-
Capitalized interest	78	313	318	618
SLARS gain and (impairment) on dispositions	-	3	11	(57)
Loss before income taxes	(1,335)	(938)	(1,019)	(1,282)
Income tax expense	-	(5)	(12)	(5)
Net loss	(1,335)	(943)	(1,031)	(1,287)
Net loss attributable to noncontrolling interests	209	250	356	471
Net loss attributable to Pope Resources' unitholders	($1,126)	($693)	($675)	($816)

Average units outstanding - Basic	4,541	4,529	4,536	4,561
Average units outstanding - Diluted	4,541	4,529	4,536	4,561

Basic net loss per unit	($0.25)	($0.16)	($0.15)	($0.18)
Diluted net loss per unit	($0.25)	($0.16)	($0.15)	($0.18)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in $000's)
Unaudited

	30-Jun-10	31-Dec-09
Assets:
Pope Resources cash and cash equivalents	$7,631	$6,035
ORM Timber Funds cash and cash equivalents	1,568	1,145
Cash and cash equivalents	9,199	7,180
Auction rate securities, current	-	690
Other current assets	3,005	1,392
Total current assets	12,204	9,262
Roads and timber, net	118,380	120,457
Properties and equipment, net	55,324	54,911
Auction rate securities, non-current	-	796
Other assets	1,900	1,630
Total	$187,808	$187,056
Liabilities and equity:
Current liabilities	$3,237	$2,235
Current portion of long-term debt	82	831
Long-term debt, excluding current portion	29,986	28,659
Other long-term liabilities	1,708	1,274
Total liabilities	35,013	32,999
Partners' capital	82,102	83,126
Noncontrolling interests	70,693	70,931
Total	$187,808	$187,056

RECONCILIATION BETWEEN NET LOSS AND CASH FLOWS FROM OPERATIONS
(Amounts in $000's)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net loss	($1,335)	($943)	($1,031)	($1,287)
Added back:
Depletion	1,465	464	2,189	1,033
SLARS activity	-	(3)	(11)	57
Depreciation and amortization	151	202	305	405
Unit compensation	263	144	424	303
Deferred taxes	-	(109)	-	(109)
Development expenditures	(152)	(531)	(472)	(860)
Cost of land sold	-	116	67	116
Debt issuance costs	32	-	32	-
Change in operating accounts	(147)	(850)	(380)	(733)
Cash provided by (used in) operations	$277	($1,510)	$1,123	($1,075)

SEGMENT INFORMATION
(Amounts in $000's)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues:
Pope Resources Fee Timber	$6,385	$2,754	$11,869	$7,274
ORM Timber Funds	1,428	-	1,706	1
Total Fee Timber	7,813	2,754	13,575	7,275
Timberland Management & Consulting (TM&C)	-	303	-	511
Real Estate	276	609	480	859
Total	$8,089	$3,666	$14,055	$8,645
Operating income (loss):
Fee Timber	3,054	312	5,334	1,678
TM&C	(375)	59	(616)	(45)
Real Estate	(1,096)	(194)	(1,622)	(653)
General & administrative	(1,452)	(901)	(2,393)	(1,745)
Total	$131	($724)	$703	($765)

SELECTED STATISTICS
Unaudited

	Three months ended		Six months ended
	2010	2009	2010	2009
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	10,734	4,953	19,757	12,483
Whitewood	1,323	207	1,810	272
Cedar	130	180	276	244
Hardwood	218	271	307	390
Pulp
All species	2,052	1,509	3,899	2,476
Total	14,457	7,120	26,049	15,865

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	556	343	515	443
Whitewood	483	290	453	294
Cedar	950	867	867	850
Hardwood	503	430	502	443
Pulp
All species	311	247	306	239
Overall	517	338	483	415

Owned timber acres	114,000	114,000	114,000	114,000
Acres owned by Funds	36,000	24,000	36,000	24,000
Third-party managed acres	-	267,000	-	267,000
Capital and development expenditures ($000's)	325	924	914	1,704
Depletion ($000's)	1,465	464	2,189	1,033
Depreciation and amortization ($000's)	151	202	305	405
Debt to total capitalization (excludes noncontrolling interest)	27%	25%	27%	25%

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's, except per unit data)
Unaudited

	Q2 2010 vs. Q2 2009	Q2 2010 vs. Q1 2010
	Total	Total

Net income (loss) attributable to Pope Resources' unitholders:
2nd Quarter 2010	($1,126)	($1,126)
1st Quarter 2010	-	$451
2nd Quarter 2009	(693)	-
Variance	($433)	($1,577)

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$2,587	$1,099
Log volumes (B)	2,480	1,263
Depletion	(1,001)	(741)
Production costs	(1,099)	(543)
Other Fee Timber	(225)	(304)
Timberland Management & Consulting
Management fee changes	(303)	-
Other Timberland Mgmnt & Consulting	(131)	(134)
Real Estate
Environmental remediation liability	(563)	(563)
Land sales	(141)	-
Other Real Estate	(198)	(7)
General & administrative costs	(551)	(511)
Net interest expense	1	51
Debt extinguishment costs	(1,250)	(1,250)
Other (taxes, noncontrolling interest, impairment)	(39)	63
Total variance	($433)	($1,577)

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO
360-697-6626